Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TNL Mediagene on Form F-1 of our report dated March 21, 2024, which includes an explanatory paragraph as to Blue Ocean Acquisition Corp’s ability to continue as a going concern, with respect to our audits of the financial statements of Blue Ocean Acquisition Corp as of December 31, 2023 and 2022 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 5, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statement for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 7, 2025

Marcum llp / 730 Third Avenue / 11th Floor / New York, NY 10017 / Phone 212.485.5500 / marcumllp.com